Exhibit 10.1

October 1, 2026

Jason Secore

c/o Matternet, Inc.

355 Ravendale Drive

Mountain View, CA 94043

Dear Jason:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Matternet, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date was September 29, 2026 (the “Separation Date”). For the avoidance of doubt, your separation from employment is not a termination for “Cause” under any applicable Company plan or agreement, and your departure is not related to any disagreement with the Company regarding its operations, policies or practices.

2. Accrued Salary and Paid Time Off. Since the Company has a nonaccrual paid time off policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

3. Separation Payment. Although the Company has no obligation to do so, if you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Separation Preconditions”), then the Company will pay you an amount equal to $156,146.00, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum within ten (10) days after the Effective Date (as defined in Section 8(c) of this Agreement).

4. Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional separation benefit under this Agreement, provided that you satisfy the Separation Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall directly pay for your COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on October 31, 2026.

5. Stock Options. You agree that the vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s) identified as ES-238 and ES-291, will be as set forth in your stock option agreement, grant notice and applicable plan documents; provided however, that, as an additional separation benefit subject to your satisfaction of the Separation Preconditions, your right to exercise any vested shares as of the Separation Date shall be extended and shall terminate on the eighteen (18) month anniversary of the date the Company’s common stock is first listed any market tier of The Nasdaq Stock Market LLC, the New York Stock Exchange or NYSE American (the “Post Termination Period”); provided further, that during the Post Termination Period you shall make yourself reasonably available for periodic consultations with the Company’s Chief Executive Officer with respect to Company matters, upon reasonable advance written notice and at mutually convenient times, taking into account your other professional commitments. As of the Separation Date (i) 500,526 shares shall be vested and exercisable under stock option ES-238 and (ii) 102,922 shares shall be vested and exercisable under stock option ES-291. As of the Separation Date, you agree that the then unvested portion of your stock options(s) identified as ES-238 and ES-291 shall be cancelled. You acknowledge that you hold no other Company equity awards other than the stock options(s) identified as ES-238 and ES-291. To the extent that the Company then provides broker-assisted same day sale and exercise services to its employees, the Company shall use commercially reasonable efforts to extend such services to you. You acknowledge and agree that to the extent the Company has withholding obligations upon the exercise of your stock options(s) the Company shall be entitled to withholding such amounts as necessary from the proceeds of such stock option(s) sales.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or the vested shares under the stock options(s) identified as ES-238 and ES-291.

7. Expense Reimbursements. As of the date hereof you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Release of Claims.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company (including pursuant to (i) your employment offer letter, dated February 12, 2023, and (ii) the Company’s Key Employee Retention Plan, dated February 28, 2025 and your participation agreement thereunder, dated March 2, 2025) or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, separation or severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. Return of Company Property. You agree that as of the date hereof you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys, Company account and Company-owned device login and password information (excluding passwords or credentials for any personal device or account); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter, except for Company information on your personal systems, which is governed by the process and timing below. The Company acknowledges that you returned the Company-issued computer after it ceased working and that the Company did not provide a replacement computer or a Company mobile phone. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, prior to or within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. This obligation does not require deletion of information that must be preserved by law or may lawfully be retained to obtain legal advice, enforce this Agreement, or exercise your rights under the Protected Rights provision; provided that if you determine, after consulting with counsel, that you must retain any such information for one of these reasons, you will, within five (5) days after the Separation Date, provide a written summary to the Company identifying the information you believe you must retain and the applicable reason, and will coordinate in good faith with the Company to ensure that its confidential and proprietary information is adequately protected. If the Company has a good faith basis to believe you have not complied with this paragraph, the Company may request reasonable additional written verification of your compliance, which you agree to promptly provide. Your timely compliance with this paragraph is a condition to your receipt of the separation payment provided under this Agreement.

10. Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your At-Will Employment, Confidential Information, and Inventions Assignment, and Arbitration Agreement dated February 14, 2023, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the “CIIA”). Concurrent with your execution and delivery of this Agreement you have executed and delivered to the Company Exhibit C to the CIIA.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

12. Non-disparagement. Except to the extent permitted by the “Protected Rights” Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and the Company agrees to instruct its current directors and executive officers not to make any statements that disparage you or are reasonably likely to harm your business or personal reputation; provided that nothing in this Section prohibits either party or any person covered by this Section from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains either party or any person covered by this Section from making disclosures protected under the whistleblower provisions of federal or state law or from exercising applicable rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

13. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16. Representations. You hereby represent that except as set forth herein you have been paid all compensation presently due and payable to you and for all hours worked through the date you sign this Agreement; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. In addition, you hereby represent that, prior to your execution of this Agreement, you have not engaged in any wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, harm to the Company, and you agree that you will not engage in such conduct following your execution of this Agreement.

17. Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18. Miscellaneous. Except as expressly provided herein, this Agreement does not supersede or modify (i) the CIIA attached as Exhibit A, (ii) the stock options(s) identified as ES-238 and ES-291, or (iii) any valid indemnification agreement between you and the Company, each of which will remain in full force and effect in accordance with its terms. Nothing in this Agreement will limit or adversely affect any rights you may have under applicable directors and officers liability insurance. Subject to the foregoing, this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter and is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

[signatures to follow]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

Matternet, Inc.

By:	/s/ Andreas Raptopoulos
Andreas Raptopoulos
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Jason Secore
Jason Secore

October 2, 2026
Date

Exhibit A

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTIONS ASSIGNMENT, AND ARBITRATION AGREEMENT